Exhibit 10.11

December 23, 2008

Mr. Don L. Blankenship

24406 U.S. Route 119

Belfry, KY 41514

Dear Don:

This letter amends and restates Appendix A to your November 13, 2007 letter summarizing our agreement regarding your continued employment as Chairman, Chief Executive Officer and President of Massey Energy Company, through December 31, 2009. The sole purpose of the changes to Appendix A is to comply with Section 409A of the Internal Revenue Code.

If you have any questions regarding the terms and conditions of the revised Appendix A, please do not hesitate to call me. If the revised Appendix A is acceptable, please acknowledge by signing and dating one copy of this letter and returning it to me.

Sincerely,

General Robert H. Foglesong

Chairman, Compensation Committee

Massey Energy Company

Acknowledged and agreed:

/s/ Don L. Blankenship	12/23/08
Don L. Blankenship	Date

REVISED APPENDIX A TO LETTER AGREEMENT

THIS REVISED APPENDIX A is part of a letter agreement dated November 13, 2007, as revised by an amending letter agreement dated December 23, 2008 by and between MASSEY ENERGY COMPANY, a Delaware corporation (“Massey”), and DON L. BLANKENSHIP (the “Executive”) in order to comply with Section 409A of the Internal Revenue Code, as amended, and relates to the Executive’s employment by Massey for calendar years 2008 and 2009 subject to extension as set forth in Section 7 below.

SECTION 1. Compensation.

1.1. Base Monthly Salary – $83,333 payable no less frequently than monthly in accordance with Massey’s ordinary payroll practices.

1.2. Cash Incentive Bonus Awards – A target cash incentive bonus award for fiscal year 2008 of $900,000 (the “2008 Cash Incentive Bonus Award”) and a target cash incentive bonus award for fiscal year 2009 of $900,000 (the “2009 Cash Incentive Bonus Award”), each granted pursuant to the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as such plan may be amended from time to time (the “2006 Plan”), based on the achievement of certain performance objectives for fiscal year 2008 (for the 2008 Cash Incentive Bonus Award) and for fiscal year 2009 (for the 2009 Cash Incentive Bonus Award) using qualifying performance criteria contained in the 2006 Plan. The target 2008 Cash Incentive Bonus Award was granted and performance objectives set by the Compensation Committee of the Board of Directors of Massey on November 13, 2007. The target 2009 Cash Incentive Bonus Award shall be granted and the performance objectives set by the Compensation Committee of the Board of Directors of Massey prior to the commencement of fiscal year 2009. There shall be a threshold level of performance for each performance objective below which no payment shall occur, a target level of performance, and a maximum level of performance, the value of which can be up to two and a half times the target amount, above which no additional payment will occur. The achievement of Cash Incentive Bonus Awards for purposes of this Section 1.2 shall be confirmed by the Chief Financial Officer and the Compensation Committee and may be adjusted at the sole discretion of the Compensation Committee in a manner consistent with the performance-based compensation rules of Section 162(m) of the Internal Revenue Code, as amended (the “IRC”), and as permitted by the 2006 Plan. The 2008 Cash Incentive Bonus Award, if payable, shall be paid on February 28, 2009 and the 2009 Cash Incentive Bonus Award, if payable, shall be paid on February 28, 2010.

1.3. Long Term Incentive Awards – The Executive shall participate in the Company’s 2008 Long Term Incentive Program which covers fiscal years 2008 through 2010 and the Company’s 2009 Long Term Incentive Program which covers fiscal years 2009 through 2011. The Executive’s long term incentive awards granted pursuant to each of the 2008 Long Term Incentive Program (the “2008 Long Term Incentive Awards”) and the 2009 Long Term Incentive Program (the “2009 Long Term Incentive Awards”) shall include the following four components: (i) a $300,000 target cash incentive award granted pursuant to the 2006 Plan based on the achievement of a certain performance objective using qualifying performance criteria contained in the 2006 Plan (with a threshold level of performance below which no payment shall occur, a target level of performance, and a maximum level of performance, the value of which can be up to two times the target amount, above which no additional payment will occur); (ii) 50,000 non-qualified stock options granted under the 2006 Plan with service-based vesting; (iii) 12,700 shares of restricted stock granted pursuant to the 2006 Plan with service-based vesting; and (iv) 7,300 restricted units granted pursuant to the 2006 Plan with service-based vesting. The Executive’s 2008 Long Term Incentive Awards and the 2009 Long Term Incentive Awards will be subject to all the terms, conditions, and performance and service-based vesting requirements made to participants in Massey’s 2008 Long Term Incentive Program and 2009 Long Term Incentive Program, respectively, with the following exception regarding the non-qualified stock options, such options must be exercised by the Executive in the first twenty days exercise is permissible for the Executive pursuant to Massey’s trading window policy and applicable securities laws following their vesting, otherwise they will be automatically forfeited. The cash incentive award under the 2008 Long Term Incentive Awards, if payable, shall be paid on February 28, 2011 and the cash incentive award under the 2009 Long Term Incentive Awards, if payable, shall be paid on February 28, 2012.

1.4. Performance-Based Restricted Unit Awards – Two performance-based restricted unit awards, granted prior to the commencement of fiscal year 2008, pursuant to the 2006 Plan, which shall vest based on the achievement of certain performance objectives for fiscal year 2008 using qualifying performance criteria contained in the 2006 Plan (the “2008 Performance Restricted Unit Awards”) and two performance-based restricted unit awards, granted prior to the commencement of fiscal year 2009, pursuant to the 2006 Plan, which shall vest based on the achievement of certain performance objectives for fiscal year 2009 using qualifying performance criteria contained in the 2006 Plan (the “2009 Performance Restricted Unit Awards”). The 2008 Performance Restricted Unit Awards were granted and the performance objectives were set by the Compensation Committee on November 13, 2007 and the 2009 Performance Restricted Unit Awards shall be granted and the performance objectives shall be set by the Compensation Committee prior to the commencement of fiscal year 2009. Each particular performance objective shall consist of two levels of targeted performance, a threshold level (“Level 1”) and an enhanced level (“Level 2”), which, for purposes of this Section 1.4, if achieved, shall be confirmed by the Chief Financial Officer and the Compensation Committee and which may be adjusted at the sole discretion of the Compensation Committee in a manner consistent with the performance-based compensation rules of Section 162(m) of the IRC, and as permitted by the 2006 Plan. The Level 1 Performance Restricted Unit Award shall be for a total of 120,000 restricted units, comprised of a certain number of restricted units attributed to each particular performance objective, and the Level 2 Performance Restricted Unit Award shall be for a total of 70,000 restricted units, comprised of a certain number of restricted units attributed to each particular performance objective. If Level 1 targeted performance for a given performance objective is confirmed as set forth above, the Executive shall vest in that portion of the Level 1 Performance Restricted Unit Award that has been allocated to the achievement of the targeted performance for such performance objective and that portion of the Level 1 Performance Restricted Unit Award that has vested shall be paid on February 28 of the year following the completion of the fiscal year of performance to which it relates, based on the closing market price of Massey common stock on the New York Stock Exchange on the last trading day of the fiscal year of performance to which it relates. If Level 1 targeted performance for a given performance objective is not confirmed as set forth above that portion of the Level 1 Performance Restricted Unit Award that has been allocated to the achievement of the targeted performance for such performance objective shall be forfeited. If Level 2 targeted performance for a given performance objective is confirmed as set forth above, the Executive shall vest in that portion of the Level 2 Performance Restricted Unit Award that has been allocated to the achievement of the targeted performance for such performance objective and that portion of the Level 2 Performance Restricted Unit Award that has vested shall be paid on February 28 of the year following the completion of the fiscal year of performance to which it relates, based on the closing market price of Massey common stock on the New York Stock Exchange on the last trading day of the fiscal year of performance to which it relates. If the targeted performance for a given performance objective is confirmed, as set forth above, to have fallen between Level 1 and Level 2 targeted performance for such performance objective, the Executive shall vest in that portion of the Level 2 Performance Restricted Unit Award that is equal to the number of restricted units allocated to Level 2 targeted performance for such performance objective times a fraction, the numerator of which is that amount of performance achieved over and above Level 1 targeted performance for such performance objective and the denominator of which is the difference between Level 2 targeted performance for such performance objective and Level 1 targeted performance for such performance objective. For example, if the number of restricted units allocated to Level 2 targeted performance for a certain performance objective was 30,000 and only one-third of Level 2 targeted performance for such performance objective was achieved, then the Executive would vest in 10,000 restricted units. That portion of the Level 2 Performance Restricted Unit Award that vests shall be paid on February 28 of the year following completion of the fiscal year of performance to which it relates and shall be based on the closing market price of Massey common stock on the New York Stock Exchange on the last trading day of the fiscal year of performance to which it relates and that portion of the Level 2 Performance Restricted Unit Award which did not vest shall be forfeited. In the event the Executive ceases to be employed on or before December 30, 2008 and is entitled to payments and benefits under the Change in Control Agreement (as defined in Section 1.10 below), the Level 1 Performance Restricted Unit Award that relates to fiscal year 2008 shall vest and become payable based on the closing market price of Massey common stock on the New York Stock Exchange on the date of termination. In the event the Executive ceases to be employed on or after January 1, 2009 and on or before December 30, 2009 and is entitled to payments and benefits under the Change in Control Agreement (as defined in Section 1.10 below), the Level 1 Performance Restricted Unit Award that relates to fiscal year 2009 shall vest and become payable based on the closing market price of Massey common stock on the New York Stock Exchange on the date of termination.

1.5. Performance-Based Cash Incentive Awards – Two performance-based cash incentive awards granted prior to the commencement of fiscal year 2008, pursuant to the 2006 Plan, based on the achievement of certain performance objectives for fiscal year 2008 using qualifying performance criteria contained in the 2006 Plan (the “2008 Performance Cash Awards”). Two performance-based cash incentive awards granted prior to the commencement of fiscal year 2009, pursuant to the 2006 Plan, based on the achievement of certain performance objectives for fiscal year 2009 using qualifying performance criteria contained in the 2006 Plan (the “2009 Performance Cash Awards”). The 2008 Performance Cash Awards were granted and the performance objectives set by the Compensation Committee on November 13, 2007 and the 2009 Performance Cash Awards shall be granted and the performance objectives set by the Compensation Committee prior to the commencement of fiscal year 2009. Each performance objective shall consist of two levels of targeted performance, a further enhanced level (“Level 3”) and a superior level (“Level 4”), which, for purposes of this Section 1.5, if achieved, shall be confirmed by the Chief Financial Officer and the Compensation Committee and which may be adjusted at the sole discretion of the Compensation Committee in a manner consistent with the performance-based compensation rules of Section 162(m) of the IRC, and as permitted by the 2006 Plan. Each Performance Cash Award shall consist of a certain number of units attributed to each performance objective earnable, in whole or in part, by the Executive based on the achievement, in whole or in part, of the levels of targeted performance set for each performance objective (the “Earned Units”). The Level 3 Performance Cash Award that may be earned by the Executive, assuming the satisfaction of Level 3 targeted performance for all the selected performance objectives combined, shall consist of a total of 90,000 units. The Level 4 Performance Cash Award that may be earned by the Executive, assuming the satisfaction of Level 4 targeted performance for all the selected performance objectives combined, shall consist of an additional 200,000 units. If Level 3 targeted performance for a given performance objective is confirmed, as set forth above, the Executive shall earn that portion of the Level 3 Performance Cash Award that has been allocated to the achievement of the targeted performance for such performance objective. If the targeted performance for a given performance objective is confirmed, as set forth above, to have fallen between Level 2 and Level 3 targeted performance for such performance objective, the Executive shall earn that portion of the Level 3 Performance Cash Award that is equal to the number of units allocated to Level 3 targeted performance for such performance objective times a fraction, the numerator of which is that amount of performance achieved over and above Level 2 targeted performance for such performance objective and the denominator of which is the difference between Level 3 targeted performance for such performance objective and Level 2 targeted performance for such performance objective. If Level 4 targeted performance for a given performance objective is confirmed, as set forth above, the Executive shall earn that portion of the Level 4 Performance Cash Award that has been allocated to the achievement of the targeted performance for such performance objective. If the targeted performance for a given performance objective is confirmed, as set forth above, to have fallen between Level 3 and Level 4 targeted performance for such performance objective, the Executive shall earn that portion of the Level 4 Performance Cash Award that is equal to the number of units allocated to Level 4 targeted performance for such performance objective times a fraction, the numerator of which is that amount of performance achieved over and above Level 3 targeted performance for such performance objective and the denominator of which is the difference between Level 4 targeted performance for such performance objective and Level 3 targeted performance for such performance objective. The portions of each Performance Cash Award that are earned by the Executive shall be equal to the product obtained by multiplying (i) the Earned Units by (ii) the closing market price of Massey common stock on the New York Stock Exchange on the last trading day of the fiscal year of performance to which it relates. In the event the Executive’s employment is terminated by Massey or the Executive prior to the end of fiscal year 2008 then both 2008 Performance Cash Awards shall be forfeited, except for a termination which occurs on December 31, 2008, in which case any and all earned portions of each Performance Cash Award shall be paid in accordance with this Section 1.5. In the event the Executive’s employment is terminated by Massey or the Executive on or after January 1, 2009 but prior to the end of fiscal year 2009 then both 2009 Performance Cash Awards shall be forfeited, except for a termination which occurs on December 31, 2009, in which case any and all earned portions of each 2009 Performance Cash Award shall be paid in accordance with this Section 1.5. Any and all earned portions of each Performance Cash Award shall be paid on February 28 following completion of the fiscal year of performance to which it relates. No additional Performance Cash Award will be granted for the achievement of performance above Level 4 for any selected performance objective. As provided in Section 11.1 of the 2006 Plan, the aggregate maximum amount payable as Incentive Awards under the 2006 Plan (which in the case of this letter agreement consist of the Cash Incentive Bonus Award in Section 1.2 above, the cash incentive award in Section 1.3 above and the Performance Cash Award in this Section 1.5) for any fiscal year shall not exceed $10,000,000.

1.6. Additional Stock Option Award – For fiscal year 2008, 200,000 non-qualified stock options (the “2008 Additional Stock Option Award”) granted under the 2006 Plan on or before December 29, 2007, with an exercise price based on the closing market price of Massey’s common stock on the date such grant was made, with service-based vesting on December 30, 2008. For fiscal year 2009, 200,000 non-qualified stock options (the “2009 Additional Stock Option Award”) granted under the 2006 Plan on or before December 29, 2008, with an exercise price based on the closing market price of Massey’s common stock on the date such grant was made, with service-based vesting on December 30, 2009. Once vested, the stock options must be exercised by the Executive in the first twenty days exercise is permissible for the Executive pursuant to Massey’s trading window policy and applicable securities laws following their vesting, otherwise they will be automatically forfeited.

1.7. Retention Cash Bonus Awards – If employed through December 30, 2008, $300,000, payable on February 28, 2009 (the “2008 Retention Cash Bonus Award”). If employed through December 30, 2009, $300,000, payable on February 28, 2010 (the “2009 Retention Cash Bonus Award”).

1.8. Discretionary Award – Notwithstanding anything herein to the contrary, the Compensation Committee retains the discretion to cause the Company to pay or provide for additional or other compensation for extraordinary performance regardless of the outcome on any performance-based pay contained in this letter agreement provided such extraordinary performance relates to performance which is not based on the performance criteria or goals contained herein.

1.9. Life Insurance – Massey shall pay the premiums, if any, on the Executive’s $4,000,000 split dollar life insurance policies payable in 2008 and 2009 (no less frequently than monthly).

1.10. Severance – The Executive entered into a certain Change in Control Agreement with Massey dated December 21, 2005 (which agreement, as the same may hereafter be amended or replaced, is referred to as the “Change in Control Agreement”) which governs the Executives’ rights, duties and obligations in the event of the Executive’s cessation of employment with Massey (or any successor) covered by the Change in Control Agreement. In the event of the Executive’s cessation of employment with Massey during the period commencing January 1, 2008 through December 30, 2009 for any reason other than for “Cause” (as defined, and determined pursuant to the procedure, in the aforesaid Change in Control Agreement) under circumstances where such cessation of employment is not covered by the Change in Control Agreement, then Massey shall pay to the Executive, or if the Executive is deceased to his Estate, 2.5 times the sum of the Executive’s Annual Base Salary of $1,000,000 plus the Executive’s target Cash Incentive Bonus Award of $900,000 for the fiscal year in which he ceases employment, unless the Executive elects to terminate his employment voluntarily during the period commencing January 1, 2008 through December 30, 2009 other than for any reason which would constitute “a Constructive Termination Associated With a Change in Control” (as defined, and determined pursuant to the procedure, in the aforesaid Change in Control Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Agreement). Any such payment shall be made in six (6) equal monthly payments beginning the 1st day of the month after the Executive’s employment with Massey terminates and on the first day of each month following thereafter until all such payments are made.

1.11. Termination of Certain Rights on Cessation of Employment – In the event that the Executive’s employment with Massey terminates during the period commencing January 1, 2008 through December 30, 2008 for any reason, all of the Executive’s rights with respect to the following awards covering the 2008 fiscal year (the unearned or unvested Performance Restricted Unit Awards, Performance Cash Awards, Additional Stock Option Awards, and Retention Cash Bonus Awards) as set forth in Sections 1.4, 1.5, 1.6, and 1.7 above, shall terminate and all rights thereunder shall cease, except as otherwise is set forth in Section 1.4, and payment of life insurance premiums as set forth in Section 1.9 above shall cease. In the event that the Executive’s employment with Massey terminates during the period commencing January 1, 2009 through December 30, 2009 for any reason, all of the Executive’s rights with respect to the following awards covering the 2009 fiscal year (the unearned or unvested Performance Restricted Unit Awards, Performance Cash Awards, Additional Stock Option Awards, and Retention Cash Bonus Awards, as set forth in Sections 1.4, 1.5, 1.6, and 1.7 above, shall terminate and all rights thereunder shall cease, except as otherwise is set forth in Section 1.4, and payment of life insurance premiums as set forth in Section 1.9 above shall cease.

SECTION 2. Expenses. Subject to prevailing Massey policy or such guidelines as may be established by the Board of Massey, Massey will reimburse the Executive for all reasonable expenses incurred by the Executive in carrying out his duties promptly upon the submission of appropriate documentation but, in any event, no later than the last day of the year following the year in which the Executive incurs the reimbursable expenses.

SECTION 3. Withholding of Taxes. Massey may withhold from any amounts payable under this letter agreement all federal, state, city or other taxes as Massey is required to withhold pursuant to any applicable law, regulation or ruling.

SECTION 4. Validity. If any provision of this letter agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this letter agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

SECTION 5. Governing Law. The validity, interpretation, construction and performance of this letter agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

SECTION 6. Nonqualified Deferred Compensation Omnibus Provision. Any compensation or benefits which are provided or available to the Executive pursuant to or in connection with any plan or program (including without limitation this letter agreement) to which Massey or any of its subsidiaries or affiliates is a party and which is considered to be provided under a nonqualified deferred compensation plan or program subject to IRC Section 409A shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of IRC Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. The Executive hereby consents to the amendment of any such plan or program as may be determined by Massey to be necessary or appropriate to evidence or further evidence required compliance with IRC Section 409A. In the event the Executive is a specified employee described in IRC Section 409A(a)(2)(B)(i) whose nonqualified deferred compensation subject to IRC Section 409A must be deferred until six (6) months after his separation from service, then payment of any amount or provision of any benefit under this letter agreement which is considered to be nonqualified deferred compensation subject to IRC Section 409A shall be deferred to the extent required by IRC Section 409A until six (6) months after the Executive’s separation from service (the “409A Deferral Period”), absent an intervening payment event under IRC Section 409A such as his death. In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event, benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at the Executive’s expense, with the Executive having a right to reimbursement from Massey once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this letter agreement, all rights to payments and benefits hereunder shall be treated as rights to a series of separate payments and benefits to the fullest extent allowable by IRC Section 409A, and for purposes of determining payment of nonqualified deferred compensation for purposes of IRC Section 409A in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of IRC Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.

SECTION 7. Extension. This letter agreement may be extended by mutual agreement between the Executive and Massey for an additional two years.